Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS EPS GROWTH OF 32.4% TO $0.45

AND RAISES FULL-YEAR TARGET TO AT LEAST $1.88

– Revenue Growth Accelerates to 15.2% –

– Operating Margins Increase to 14.5% –

Princeton, New Jersey, April 20, 2005 – Covance Inc. (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2005 of $0.45/diluted share, 32.4% growth over the same period in 2004.

“Covance experienced robust financial results in the first quarter as top-line growth accelerated to 15.2% and operating margins increased to a record 14.5%,” said Joe Herring, Chief Executive Officer and President.  “Covance’s diversified portfolio of early- and late-stage drug development services continued to provide balanced results.  In our Early Development segment, strong demand for our full-range of services led to record results in the quarter with revenue growing 13.6% and operating margins increasing to an all time high of 24.4%.  In Late-Stage Development, accelerated revenue growth of 16.6% was driven by strong performance in our central laboratory, which continues to see an increase in kit volumes, and central diagnostic services, which is benefiting from investments we made in this growth market.  Late-Stage Development operating margins increased 280 basis points year-on-year to 17.1%.  Our accelerated revenue growth and our healthy backlog of orders lead us to raise our 2005 earnings per share target to at least $1.88, up from the previous range of $1.81-$1.86.”

“In the first quarter we continued to realize the benefits of our focus on operational and service excellence: People, Process, and Clients. On the People front, employee retention remains strong as we achieved an all-time low employee turnover rate.  In terms of Process, we continue to see increasing levels of productivity as measured by both revenue and operating margin per employee, even as we increased headcount in order to effectively perform work on our significant backlog of orders. On the Client front, we achieved solid net orders of $308 million in the first quarter. We are also pleased to report that ten additional toxicology rooms were just brought online in Madison, WI, and were immediately locked up by a client under a dedicated capacity agreement.”

Consolidated Results

($ in millions except EPS)	1Q05	1Q04	Change

Net Revenues	$281.3	$244.2	15.2%
Reimbursable Out-of-Pockets	$11.5	$7.3
Total Revenues	$292.8	$251.5

Costs and Expenses	$240.4	$212.1	13.3%
Reimbursable Out-of-Pockets	$11.5	$7.3
Total Costs and Expenses	$251.9	$219.4

Operating Income	$40.9	$32.1	27.4%
Operating Margin %	14.5%	13.1%

Net Income	$28.9	$22.2	30.2%
Diluted EPS	$0.45	$0. 34	32.4%

Net revenues for the first quarter of 2005 increased 15.2% to $281.3 million compared to $244.2 million in the first quarter of 2004.  Costs and expenses for the first quarter of 2005 increased 13.3% to $240.4 million, compared to $212.1 million in the first quarter of 2004.

Consolidated operating income for the first quarter of 2005 increased 27.4% to $40.9 million, compared to $32.1 million in the first quarter of 2004.  Operating margins for the first quarter of 2005 were 14.5% compared to 13.1% for the first quarter of last year.

Net income for the first quarter of 2005 increased 30.2% to $28.9 million or $0.45/diluted share compared to $22.2 million or $0.34/diluted share for the first quarter of last year.

Operating Segment Results

Early Development

($ in millions)	1Q05	1Q04	Change
Net Revenues	$131.0	$115.3	13.6%
Operating Income	$32.0	$26.9	18.8%
Margin %	24.4%	23.3%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services.  Early Development net revenues for the first quarter of 2005 grew 13.6% to $131.0 million compared to $115.3 million in the first quarter of 2004, and continued to be driven by strong performances in our toxicology, chemistry, and North American Phase I services.

Operating income for the first quarter of 2005 increased 18.8% to $32.0 million compared to $26.9 million for the first quarter of last year.  Operating margins for the first quarter of 2005 were a record at 24.4% versus 23.3% in the first quarter of the prior year.  Operating margin improvement was broad-based across the segment.

Late-Stage Development

($ in millions)	1Q05	1Q04	Change
Net Revenues	$150.3	$128.9	16.6%
Operating Income	$25.6	$18.5	39.0%
Margin %	17.1%	14.3%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and market access services), and central diagnostic services.  Late-Stage Development net revenue growth for the first quarter accelerated to 16.6% with net revenues of $150.3 million compared to $128.9 million in the first quarter of 2004.  This growth was driven by central laboratory, central diagnostic, and commercialization services.

Operating income for the first quarter of 2005 increased 39.0% to $25.6 million compared to $18.5 million in the first quarter of the prior year.  Operating margins for the first quarter of 2005 were 17.1% versus 14.3% in the first quarter of the prior year.  The increase in operating margins was also driven by central laboratory, central diagnostic, and commercialization services.

Corporate Information

The Company’s backlog at March 31, 2005 grew 25% year-over-year to $1.464 billion compared to $1.168 billion at March 31, 2004. Backlog at the end of 2004 was $1.459 billion. Backlog was up from year end despite a strengthening US dollar during the quarter.

The Company continues to have no debt outstanding and reported cash and cash equivalents of $162.7 million at March 31, 2005 versus $177.7 million at December 31, 2004.  The sequential reduction in cash for the quarter was primarily due to the payment of 2004 bonuses, on-going capital expenditures related to strategic facility expansions, and the repurchase of 232,300 shares of common stock.  We continue to expect 2005 capital spending to be approximately $130 million and 2005 free cash flow (cash from operations less capital spending) to be approximately $40 million.

Net Days Sales Outstanding (DSO) were 55 days at March 31, 2005 versus 51 days at December 31, 2004 and 48 days at March 31, 2004.

The Company’s investor conference call will be webcast on April 21 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in 17 countries, and approximately 6,800 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2005	2004

Net revenues	$281,265	$244,243
Reimbursable out-of-pockets	11,518	7,257
Total revenues	292,783	251,500

Costs and expenses:
Cost of revenue	186,772	161,576
Reimbursed out-of-pocket expenses	11,518	7,257
Selling, general and administrative	42,136	38,854
Depreciation and amortization	11,501	11,738
Total	251,927	219,425

Income from operations	40,856	32,075

Other (income) expense, net:
Interest income, net	(1,012)	(544)
Foreign exchange transaction loss, net	582	200
Other (income) expense, net	(430)	(344)

Income before taxes and equity investee earnings	41,286	32,419

Taxes on income	12,718	10,516

Equity investee earnings	296	266

Net income	$28,864	$22,169

Basic earnings per share	$0.46	$0.35

Weighted average shares outstanding - basic	62,755,085	62,594,930

Diluted earnings per share	$0.45	$0.34

Weighted average shares outstanding - diluted	63,990,948	64,584,530

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 and DECEMBER 31, 2004

(Dollars in thousands)

	March 31	December 31
	2005	2004
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$162,710	$177,712
Accounts receivable, net	182,969	178,518
Unbilled services	73,612	63,220
Inventory	39,073	40,999
Deferred income taxes	8,269	8,042
Prepaid expenses and other current assets	57,166	40,463
Total Current Assets	523,799	508,954

Property and equipment, net	327,042	319,747
Goodwill, net	56,876	56,876
Other assets	38,617	39,108
Total Assets	$946,334	$924,685

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,303	$24,346
Accrued payroll and benefits	47,402	63,143
Accrued expenses and other current liabilities	35,881	39,722
Unearned revenue	85,317	87,325
Income taxes payable	12,873	4,590
Total Current Liabilities	203,776	219,126

Deferred income taxes	45,279	46,104
Other liabilities	22,517	21,769
Total Liabilities	271,572	286,999

Stockholders’ Equity:
Common stock	710	700
Paid-in capital	319,216	289,952
Retained earnings	522,056	493,192
Cumulative translation adjustment	32,461	41,451
Treasury stock	(199,681)	(187,609)
Total Stockholders’ Equity	674,762	637,686
Total Liabilities and Stockholders’ Equity	$946,334	$924,685

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2005	2004
Cash flows from operating activities:
Net income	$28,864	$22,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,501	11,738
Stock issued under employee benefit and stock compensation plans	3,478	3,312
Deferred income tax provision	(1,052)	(173)
Other	145	(131)
Changes in operating assets and liabilities:
Accounts receivable	(4,451)	3,294
Unbilled services	(10,392)	(5,946)
Inventory	1,926	501
Accounts payable	(2,043)	(76)
Accrued liabilities	(19,582)	(9,151)
Unearned revenue	(2,008)	(8,184)
Income taxes payable	15,044	7,799
Other assets and liabilities, net	(15,079)	(11,968)
Net cash provided by operating activities	6,351	13,184

Cash flows from investing activities:
Capital expenditures	(23,659)	(9,091)
Investment in affiliate	—	(20,741)
Other, net	—	73
Net cash used in investing activities	(23,659)	(29,759)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	19,035	25,779
Purchase of treasury stock	(12,072)	(35,686)
Net cash provided by (used in) financing activities	6,963	(9,907)

Effect of exchange rate changes on cash	(4,657)	(891)

Net change in cash and cash equivalents	(15,002)	(27,373)

Cash and cash equivalents, beginning of period	177,712	171,600

Cash and cash equivalents, end of period	$162,710	$144,227